Exhibit 99.3

August 10, 2007

Dear Wells REIT Stockholder:

During the past quarter, as a result of our internalization transaction, Wells Real Estate Investment Trust, Inc. (the “Company”) became one of the largest self-managed office REITs in the country. We want to thank you for your support and confidence expressed to us during this period. Also, I want to take this opportunity to update you on our operating results during this transitional quarter and to highlight our strategic progress as an office REIT by covering a number of recent developments:

Quarterly Financial Results	Internalization Transaction	Market Conditions

Dividend Declaration	Name Change	Shareholder Liquidity

Portfolio Summary	Changes in Board of Directors

Quarterly financial results:

During the quarter ended June 30, 2007, net income available to common stockholders (diluted) (“EPS”) was $0.06 per share, consistent with the second quarter of 2006. Funds from Operations (“FFO”) was $0.14 per share (diluted) for the second quarter of 2007 compared with $0.15 per share for the second quarter of 2006. The Company uses the National Association of Real Estate Investment Trusts definition of FFO as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in Exhibit A accompanying this letter.

Dividend declaration:

On August 6, 2007, the board of directors declared dividends for the third quarter of 2007 in the amount of $0.1467 per share on the outstanding common shares of the Company to all stockholders of record of such shares as shown on the books of the Company at the close of business on August 31, 2007. The dividend will be paid at the end of September.

Portfolio summary:

With approximately $5 billion in property assets, the Company ranks as one of the largest office property owners in the United States. As of June 30, 2007, our properties contained more than 21 million square feet, and were primarily comprised of Class A properties including Chicago’s Aon Center — the third tallest building in the United States — and the corporate headquarter buildings for such companies as Cingular/AT&T Wireless, U.S. Bancorp and Nestlé USA. Across the portfolio, the Company’s properties are approximately 94 percent leased.

In addition, on July 16, 2007, Standard & Poor’s Ratings Services assigned its ‘BBB’ corporate credit rating and a stable outlook to the Company and on July 19, 2007, Moody’s assigned its ‘Baa3’ rating and stable outlook to Wells Operating Partnership, LP. These investment grade ratings will assist us in obtaining future strategic debt financing at the lowest possible cost. Achieving these ratings as a first-time applicant is evidence of our stable portfolio of high-quality assets and financial flexibility to support the Company’s growth and operating objectives.

Internalization transaction:

In April, we became self-managed through the acquisition of two companies previously providing advisory and management services to us, which transaction is described in detail in our public filings. This internalization transaction should yield greater operating efficiencies and is expected to be accretive to our earnings in 2008 as a result of the reduction in operating costs formerly associated with paying external service providers. 94% of the shareholders who submitted votes in connection with the internalization voted in favor of the transaction. As a result of the transaction, we have been able to establish a dedicated management team with approximately 100 employees nationwide and expand our local operating presence with satellite offices in seven large U.S. office markets.

Name change:

Effective today, we are changing our name to Piedmont Office Realty Trust, Inc. (“Piedmont”). Further, our new corporate website is available at www.PiedmontREIT.com. We believe the Company’s name change is a natural progression in our stated strategy of differentiating ourselves as a unique, high quality, self-advised office REIT. We are excited to continue to grow this portfolio of properties under the Piedmont brand.

Changes to the Board of Directors:

Mr. Leo F. Wells, III has served on our Board of Directors (the “Board”) since 1997. Because he currently serves on two Wells’-sponsored office property REIT boards, Mr. Wells resigned from our Board on May 9, 2007 to avoid the appearance of any conflicts of interest. We would like to thank Leo for all of his work and dedication in helping build the Company into what it is today.

Wesley E. Cantrell has filled Mr. Wells’ vacancy on the Board. Mr. Cantrell was employed by Lanier Worldwide, Inc., (formerly NYSE: LR) a global document management company, from 1955 until his retirement in 2001 as Chairman and Chief Executive Officer. Mr. Cantrell is also currently a director for Ann Taylor Stores Corporation (NYSE: ANN), a publicly traded women’s specialty retailer listed on the NYSE, and previously served as a director for First Union National Bank of Atlanta. More recently, in May 2007, Mr. Cantrell co-authored the book, High-Performance

Ethics: 10 Timeless Principles for Next-Generation Leadership. The book emphasizes integrity and ethical decision-making as essential elements for any successful business.

Today, our Board consists of six members, five of whom are considered independent under the NYSE independence standards as determined by our Board. On May 9, 2007, the Board elected W. Wayne Woody to serve as the interim chairman of the Board. Mr. Woody has served as an independent director of our Company since 2003 and also serves in the capacity as a financial expert for the Board’s audit committee. As more fully disclosed in our public filings, Mr. Woody has had a distinguished financial career including serving for many years as Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice for the southeastern United States and Puerto Rico, with the international accounting firm KPMG.

In addition to Wayne Woody, Wesley Cantrell and me, the Board includes: Michael R. Buchanan who had a 30 year career in real estate, formerly serving as Managing Director of Bank of America’s Real Estate Banking Group and he currently serves on the board of directors of D. R. Horton (NYSE: DHI); William H. Keogler, Jr. who had an outstanding investment advisory and securities banking career including serving on the board of directors of Robinson-Humphrey, Inc.; and Donald S. Moss who has served in many senior management positions with Avon Products, Inc. (NYSE: AVP) including Group Vice President Operations-Worldwide and Senior Vice President Sales-Worldwide. We are extremely fortunate to have these individuals on our Board.

Market Conditions:

Given the recent turbulence in the equity and credit markets, we want to remind you of the creditworthiness of our Company’s tenants with approximately 91% of our annualized gross rent derived from tenants that have investment grade ratings, are subsidiaries of investment grade companies, are government agencies or are nationally recognized corporations or professional service firms. Also, our leverage ratios are among the lowest in the office sector. We believe this low leverage provides significant balance sheet flexibility and, combined with the quality of our assets and the credit quality of our tenants, positions us well in the current economic environment.

Shareholder Liquidity:

Under the Company’s organizational documents, we must provide liquidity to our shareholders or commence an orderly liquidation of our assets by January 30, 2008. In order to satisfy this requirement, we filed a registration statement on Form S-11 on May 23, 2007, and have taken the steps necessary to be in a position to list our shares. However, we will only pursue the listing if market conditions are appropriate. Given the challenging current market conditions, your Board, in consultation with its financial and investment banking advisors has reviewed and will continue to review all options to provide for liquidity and to maximize shareholder value. We are fortunate to have a Company with quality assets and tenants and very little leverage. These operational and balance sheet strengths provide us the flexibility to continue to review market conditions and make decisions regarding liquidity options that we believe will maximize the long-term return of our shareholders.

We recommend that you access our Web site at www.PiedmontREIT.com for updates on additional matters. Should you have any questions, please contact our Investor Services Department at 800-557-4830 or via e-mail at investor.services@piedmontreit.com.

Again, we appreciate your trust in support of Piedmont and its Board of Directors.

Sincerely,

Donald A. Miller, CFA

Chief Executive Officer

Piedmont Office Realty Trust, Inc.

(f/k/a Wells Real Estate Investment Trust, Inc.)

This letter may contain forward-looking statements about Piedmont Office Realty Trust, Inc. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, the potential need to fund capital expenditures out of operating cash flow, increases in interest rates, lease-up risks, lack of availability of financing and lack of availability of capital proceeds. Piedmont Office Realty Trust, Inc. is closed to new investors.

EXHIBIT A

Funds From Operations (“FFO”)

FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. As presented below, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. However, FFO is not adjusted to exclude the impact of impairment losses or certain other noncash charges to earnings. Reconciliations of net income to FFO are presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$28,196	$28,394	$78,323	$59,741
Add:
Depreciation of real assets — wholly owned properties	23,488	23,033	47,200	46,321
Depreciation of real assets — unconsolidated partnerships	359	360	725	719
Amortization of lease-related costs — wholly owned properties	17,443	17,517	34,691	34,831
Amortization of lease-related costs — unconsolidated partnerships	294	286	590	535
Subtract:
Gain on sale of properties — wholly owned	(17)	(1,184)	(20,670)	(1,184)
Gain on sale of properties — unconsolidated partnerships	(1,123)	—	(1,130)	—

FFO	$68,640	$68,406	$139,729	$140,963

Weighted-average shares outstanding – diluted (000’s)	480,983	461,064	473,660	462,519

FFO per share – diluted	$0.14	$0.15	$0.29	$0.30

5